Exhibit 10.28

FIRST AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) is made and entered into as of this 31st day of October, 2017 (the “Effective Date”) by and between NWP Building 27 LLC, a Massachusetts limited liability company (“Landlord”) and Desktop Metal, Inc., a Delaware corporation (“Tenant”).

BACKGROUND

A.            Landlord and Tenant entered into that certain Office Lease dated August 23, 2016 (the “Lease”) for premises containing approximately 39,500 rentable square feet (the “Original Premises”) in the building located at 63 Third Avenue, Burlington, Massachusetts (the “Building”), as shown on Exhibit A to the Lease.

B.            Tenant desires, and Landlord has agreed, to enlarge the Premises by the inclusion of the remaining rentable space in the Building consisting of approximately 21,133 rentable square feet shown as the “Expansion Premises” on the plan attached hereto as Exhibit A (the “Expansion Premises”).

NOW THEREFORE, in consideration of the Expansion Premises and the mutual agreements contained herein, the parties agree as follows:

1.             The recitals set forth above are hereby incorporated by reference. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

2.             As of the Effective Date, the Premises shall be enlarged by the inclusion of the Expansion Premises so that the Premises consist of the Original Premises and the Expansion Premises. The Expansion Premises shall be leased to Tenant on all the same terms and conditions of the Lease, as hereby amended, for a term commencing on the Effective Date and expiring on the Expiration Date (i.e., April 30, 2024), subject to the terms of the Lease. The Expansion Premises shall be delivered to Tenant as of the Effective Date in “as-is” condition, without any obligation on the part of Landlord to prepare the Expansion Premises for Tenant’s use and without any representations or warranties by Landlord as to the condition of the Expansion Premises. As of the Effective Date, all references in the Lease to the “Premises” shall mean the Original Premises and the Expansion Premises, collectively, and Exhibit A attached hereto (showing the entirety of the Premises) shall be deemed incorporated into the Lease and replace the original Exhibit A attached thereto. Tenant has exercised the Right of First Offer contained in Section 2.4 of the Lease, and therefore such right is hereby deleted and of no further force and effect.

3.             Any and all work that is necessary or desirable to prepare the Expansion Premises for Tenant’s use (“Tenant’s Expansion Premises Work”) shall be performed by Tenant in accordance with plans approved in advance by Landlord in accordance with the approval process set forth in Section 3.2 of the Lease. The requirements of Section 3.2 and Section 3.3 of the Lease shall govern the performance of Tenant’s Expansion Premises Work. For the purposes of this paragraph 3, all references in Section 3.2 and Section 3.3 of the Lease to “Tenant’s Work” shall mean Tenant’s Expansion Premises Work as approved by Landlord, and all references to “Tenant’s Plans” shall mean all construction drawings, plans and specifications for Tenant’s Expansion Premises Work. In connection with Tenant’s Expansion Premises Work, Landlord shall provide Tenant with an amount up to $739,655.00 (the “Expansion Premises TI Allowance”). The Expansion Premises TI Allowance shall be subject to the terms and conditions of Section 3.4 in the Lease, and shall be funded by Landlord in the same manner and under the same terms as the TI Allowance was funded under Section 3.4 of the Lease, mutatis mutandis. For the purposes of this paragraph 3, all references to “Tenant’s Work” in Section 3.4 shall mean Tenant’s Expansion Work. The figure “$1,244,250.00” as set forth in Section 3.4(A)(i) shall for the purpose of the Expansion Premises TI Allowance be read as “$655,689.50”, and the date “July 31, 2017” in the penultimate paragraph of Section 3.4 shall be read as “the date that is six (6) months after the Effective Date.” For the avoidance of doubt, Section 3.2, Section 3.3 and Section 3.4 of the Lease are not amended by this paragraph 3.

Notwithstanding anything to the contrary contained herein, in connection with Tenant’s Expansion Premises Work, Tenant shall be required to perform removal and restoration work in the areas shaded in dark gray and yellow shown on Exhibit B attached hereto, which removal and restoration work shall be defined in a letter from Landlord to Tenant once Landlord has approved the plans for Tenant’s Expansion Premises Work and the same are finalized. Should Landlord decide not to require Tenant to perform removal and restoration work in the area shaded in yellow shown on Exhibit B, Landlord will provide Tenant with written notice on or before the expiration or earlier termination of the Lease. All such removal and restoration work shall be done in accordance with the terms of the Lease.

4.             As of the Effective Date, the Lease is hereby amended as follows on account of the inclusion of the Expansion Premises:

A.                                    The definition of the Premises in Section 1.1 of the Lease is deleted and the following is substituted in its place:

“Premises:             The entire rentable area of the Building, as shown on Exhibit A attached hereto.”

B.                                    The definition of the Rentable Floor Area of the Premises in Section 1.1 of the Lease is deleted and the following is substituted in its place:

“Rentable Floor

Area of Premises:                                                 Approximately 60,633 rentable square feet”

C.                                    Tenant shall not be obligated to commence paying Fixed Rent on the Expansion Premises until March 1, 2018. In connection therewith, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate specified in Section 1.1 of the Lease for the Premises is deleted and the following table, showing Fixed Rent for the entire Premises (i.e. Original Premises and Expansion Premises), is substituted in its place:

“Annual Fixed Rent Rate:	Effective Date — February 28, 2018:	$552,996.00

	March 1,2018 — February 28, 2019:	$879,180.00

	March 1, 2019 — February 29, 2020:	$909,492.00

	March 1, 2020 — February 28, 2021:	$939,816.00

	March 1, 2021 — February 28, 2022:	$970,128.00

	March 1, 2022 — February 28, 2023:	$1,000,440.00

	March 1, 2023 — April 30, 2024:	$1,030,764.00”

	“Monthly Fixed Rent Rate:	Effective Date — February 28, 2018:	$46,083.00

		March 1,2018 — February 28, 2019:	$73,265.00

March 1, 2019 — February 29, 2020:	$75,791.00

March 1, 2020 — February 28, 2021:	$78,318.00

March 1, 2021 — February 28, 2022:	$80,844.00

March 1, 2022 — February 28, 2023:	$83,370.00

March 1, 2023 — April 30, 2024:	$85,897.00”

D.                                    The Tenant’s Percentage specified in Section 1.1 of the Lease is deleted and the following is substituted in its place:

“Tenant’s Percentage:                     The ratio of the Rentable Floor Area of the Premises to the total rentable area of the Building, which is 100%, it being agreed that until January 1, 2018 Tenant’s Percentage with regard to Taxes and Operating Costs shall remain 65.15%.”

5.             The phrase “up to one hundred and fifty (150)” stated in Section 2.1 of the Lease, in connection with the number of parking spaces Tenant shall be permitted to use, shall be deleted and replaced with the words “all of the”.

6.             Effective as of the Effective Date, Sections 4.2.5(B) and 5.1.2 of the Lease are amended such that Tenant shall place the current utility meters for gas and electricity existing in the Premises (i.e. both the Original Premises and Expansion Premises) in Tenant’s name, and Tenant shall pay directly to the utility providers all charges for gas and electricity used or consumed on the Premises, and that, notwithstanding anything to the contrary in the Lease, Landlord shall be under no obligation to furnish gas and/or electricity to the Premises.

7.             Effective as of the Effective Date, Section 5.1.6 of the Lease is amended such that Tenant (and not Landlord) shall be responsible for trash pick-up from the dumpster for the Building (it being agreed that such dumpster is no longer a “shared” dumpster, as

Tenant is the sole tenant of the Building). Tenant shall contract for such pick-up with a third party vendor in accordance with the terms of the Lease, including but not limited to Section 5.3. Landlord approves of Tenant utilizing a contractor for trash pick-up for the dumpster in accordance with the terms and conditions of the Lease.

8.             Following the Effective Date, Landlord shall, at Landlord’s expense, (a) repave the portion of the parking lot serving the Building (the “Parking Lot”) shown in green on Exhibit A-1 attached hereto, (b) sealcoat the portion of the Parking Lot shown in pink on Exhibit A-l, (c) repair or replace curbs in the Parking Lot on an as needed basis, (d) add a drainage feature to the Parking Lot to help mitigate run off, and (e) restripe the parking lot once items (a) through (d) are complete (with items (a) through (e) collectively, the “Parking Lot Improvements”). Subject to any Force Majeure event and any delay caused by or attributable to Tenant, Landlord shall use diligence to cause the Parking Lot Improvements to be substantially complete on or before May 30, 2018. In addition, Landlord shall, at Landlord’s expense, install a new entry way ramp on the Expansion Premises main entry way (such work the “Entry Ramp Work”). Subject to any Force Majeure event and any delay caused by or attributable to Tenant, Landlord shall use diligence to cause the Entry Ramp Work to be substantially complete on or before the date that Tenant substantially completes Tenant’s Expansion Premises Work (with the parties to work together to coordinate such work). Tenant will cooperate with Landlord’s reasonable requests (including but not limited to directions regarding parking) to facilitate all such work as set forth in this paragraph 8.

9.             Tenant represents and warrants to Landlord that, to the best of Tenant’s actual knowledge, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, defenses, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all allowances provided to Tenant to date, including but not limited to the TI Allowance, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto or to the construction of the Premises or Property, except as set forth herein with respect to the Expansion Premises TI Allowance, Parking Lot Improvements and the Entry Ramp Work.

10.          Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment, other than Colliers International (the “Broker”), and in the event of any brokerage claims, other than by the Broker against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim. Landlord shall indemnify and hold Tenant harmless against any claim by any broker engaged by Landlord in connection with the consummation of this Amendment. Landlord shall pay the commission owed to the Broker pursuant to a separate written agreement.

11.          Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Amendment and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; (d) that the person executing this Amendment on its behalf is duly authorized to do so.

12.          This Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

13.          This Amendment shall not be valid and binding until executed and delivered by Landlord.

14.          This Amendment may be executed in multiple counterparts, any one of which shall constitute a complete agreement binding on all parties. Any facsimile or other electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

15.          As hereby amended, the Lease is ratified and confirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have each duly executed this Amendment as of the Effective Date.

LANDLORD:
NWP BUILDING 27 LLC,
a Massachusetts limited liability company

By:	/s/ Peter C. Nordblom
Peter C. Nordblom, as Manager and not individually

By:	/s/ John D. Macomber
John D. Macomber, as Manager and not individually

TENANT:
DESKTOP METAL, INC.
a Delaware corporation

/s/ Ric Fulop
Print Name: Ric Fulop
Print Title: Chief Executive Officer

EXHIBIT A

ORIGINAL PREMISES AND EXPANSION PREMISES

EXHIBITA-1

REPAVING AND SEALCOATING PORTION OF THE

PARKING LOT IMPROVEMENTS

EXHIBIT B

REMOVAL AND RESTORATION AREAS

IN CONNECTION WITH TENANT’S EX-rANSION PREMISES WORK

FURNITURE & EQUIPMENT NOTES

KEY NOTES

unispace

DESKTOP METAL
DAY TWO

FURNITURE &
EQUIPMENT PLAN -
LEVEL 01

BOS-00238

A1-501 00